Exhibit 5.1
One Financial Center Boston, MA 02111 617 542 6000 mintz.com

June 7, 2021

Yield10 Bioscience, Inc.
19 Presidential Way
Woburn, Massachusetts 01801

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as legal counsel to Yield10 Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of 300,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, that may be issued pursuant to the Company’s Amended and Restated 2018 Stock Option and Incentive Plan (the “Plan”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.
In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated By-Laws, each as currently in effect; such other records of the corporate proceedings of the Company as we have deemed relevant; and the Registration Statement and the exhibits thereto.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the Plan.
Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.
We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

BOSTON       LONDON       LOS ANGELES       NEW YORK       SAN DIEGO       SAN FRANCISCO      WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

June 7, 2021

Very truly yours.

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and
Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS,
GLOVSKY AND POPEO, P.C.